PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q

CHANGES IN FINANCIAL POSITION

 (Dollars in Thousands)

                                                     Unaudited
                                                  Three months ended
                                                    March 31

                                                  1999           1998
 Source of Cash:
     Net income                                   $212           $209

     Increase(Decrease) in accounts payable          1           (10)

        Cash provided from operations             $213           $199


 Use of Cash:

     Dividends paid                                196            196

     Increase (decrease) in cash                  $ 17            $ 3



Notes:

     (1) The foregoing interim financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results of operations for the interim periods.

     (2) Registrant has elected to be treated for tax purposes as a real estate investment trust. As such, the Trust is exempt from paying federal corporate income tax on any income that is distributed to shareholders. It has been Registrant's policy to distribute annually all of its ordinary taxable income. Consequently, no provision has been made for federal income tax.